Subsidiaries of Registrant	Exhibit 21.1

Name of Subsidiary	Jurisdiction of Incorporation/Organization
Fish Springs Ranch, LLC	Nevada
Nevada Land and Resource Holdings, Inc.	Nevada
Vidler Water Company, Inc.	Nevada